                            SCHEDULE 14A INFORMATION


                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ONE)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                              ERLY Industries Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                    AMENDED


                                PRELIMINARY COPY


GERALD D. MURPHY                                   [LOGO] ERLY INDUSTRIES INC.
Chairman and Chief Executive Officer               10990 Wilshire Boulevard
                                                   Suite 1800
                                                   Los Angeles, California 90024



                                                             September __, 1997
Dear Shareholder:



            You are cordially invited to attend the Annual Meeting of Shareholders of ERLY Industries Inc., to be held at 10:00 a.m. on ______, October __, 1997, at the Westwood Marquis Hotel, 930 Hilgard Avenue, Los Angeles, California 90024.


            At the Annual Meeting, we will vote on the proposals described in the accompanying Notice and Proxy Statement. We will also report to you on the operations of the Company. You will have the opportunity to ask questions about the Company that may be of general interest to shareholders.

            Your vote is very important regardless of how many shares you own. Please take a few minutes to review the Proxy Statement and to sign and date your WHITE Proxy Card and return it in the envelope provided.


            You may have received a Proxy Statement and a blue Proxy Card from the Powell Group seeking to elect its own slate of five directors and to oppose the amendments to the Bylaws and Articles of Incorporation discussed below. The Board of Directors opposes the Powell Group's proxy solicitation and urges the shareholders of the Company not to return their proxy card or, if any shareholder has already done so, to execute, date and return the white Proxy Card enclosed with these materials which will NEGATE ANY PRIOR SUBMISSION OF THE POWELL GROUP'S PROXY CARD.



            The Powell Group is seeking to obtain control of the Company after the acquisition of approximately 3.6% of its outstanding shares. The Company believes that they have made no definitive offer to purchase any additional amount of shares or make any other significant capital infusion, and we do not believe that they have articulated any cohesive management plan or strategy. Noble Trenham, one of the members of the Powell Group, and his firm, First Global Securities, Inc., only own only twelve shares. The other members of the Powell Group, Nanette Kelley and her companies, including The Powell Group and Farmers Rice Milling Company, Inc., bought their 3.6% interest in the Company in March 1997 in a transaction arranged by Mr. Trenham and his firm. At the same time, Mr. Trenham and his firm were retained by The Powell Group to assist them in taking control of the Company for a fee of $505,000, plus expenses, if they are successful.



            Noble Trenham has previously attempted to take control of the Company. In 1989, he, his firm, and others, with collective shareholdings of only approximately 5%, planned and announced, but quickly abandoned, a proxy contest for election of directors. At the last annual meeting of shareholders, Mr. Trenham tried to vote certain proxies against the Board of Directors' nominees. In 1987, Mr. Trenham was sued by the United States Securities and Exchange Commission and was permanently enjoined by a federal court from violating federal securities laws as a result of actions relating to at least eight other publicly-held companies. OF THE ESTIMATED $750,000 OF EXPENSES THE POWELL GROUP PROJECTS IT WILL SPEND IN ITS EFFORTS TO TAKE CONTROL OF THE COMPANY, $505,000, PLUS EXPENSES, WILL BE PAID TO NOBLE TRENHAM'S

FIRM IF THE POWELL GROUP IS SUCCESSFUL. THE POWELL GROUP ALSO INTENDS TO HAVE THE COMPANY REIMBURSE SUCH AMOUNTS IF IT ACQUIRES CONTROL OF THE BOARD OF DIRECTORS.



            Management of the Company owns approximately 37% of the outstanding Common Stock, over ten times the amount owned by the Powell Group. The top eleven executive officers of the Company and its subsidiary, American Rice, Inc., have, in the aggregate, over 230 years of experience in managing and operating in the agribusiness industry.



            At the Annual Meeting, shareholders will be asked to re-elect the current Board of Directors and to adopt one amendment to the Bylaws of the Company to eliminate cumulative voting and one amendment to the Articles of Incorporation of the Company to require shareholder action only at a shareholders meeting and not by written consent. The proposed changes to the Bylaws and the Articles of Incorporation are designed to make it more difficult for any shareholder, including shareholders like Noble Trenham, with small investments in the Company, to wage proxy contests for the Board of Directors seeking to elect one or more directors. For example, with cumulative voting, shareholders holding only 16.7% of the outstanding Common Stock could elect one director to a five person Board of Directors. Without cumulative voting, holders of a majority of the outstanding Common Stock could elect all directors and other shareholders would not be able to elect any directors.



            Amendment of the Articles of Incorporation to require shareholder action at a meeting would prevent shareholder actions by written consent, thereby preventing the Powell Group from resurrecting its recent proposal to remove the Board of Directors without immediately electing a new Board of Directors. The Company's proposals would not affect the rights of shareholders to call shareholder meetings, but may have the effect of entrenching Management.



            THE BOARD OF DIRECTORS BELIEVES THE ELECTION OF ANY OF THE NOMINEES OF THE POWELL GROUP IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND URGES YOU TO REVIEW THE ENCLOSED PROXY STATEMENT BEFORE DECIDING HOW YOU WILL VOTE. THE BOARD OF DIRECTORS ALSO RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSALS SET FORTH IN THE ENCLOSED PROXY STATEMENT AND ON THE WHITE PROXY CARD.


            I look forward to seeing you at the Annual Meeting.

                                       Sincerely,


                                       /s/ GERALD D. MURPHY

                                       Gerald D. Murphy
                                       Chairman of the Board and
                                       Chief Executive Officer

                                    AMENDED
                                PRELIMINARY COPY



                              ERLY INDUSTRIES INC.
                            10990 WILSHIRE BOULEVARD
                                   SUITE 1800
                          LOS ANGELES, CALIFORNIA 90024



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To be Held October __, 1997


TO THE SHAREHOLDERS OF ERLY INDUSTRIES INC.:


            NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ERLY Industries Inc. (the "Company"), a California corporation, will be held on ______, October __, 1997 at 10:00 a.m., at the Westwood Marquis Hotel, 930 Hilgard Avenue, Los Angeles, California, for the following purposes as more fully described in the accompanying Proxy Statement:



            1. To approve an amendment to the Company's Bylaws to eliminate cumulative voting in the election of directors;


            2. To approve an amendment to the Company's Articles of Incorporation to provide that actions required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and not by written consent;

            3. To elect five directors to serve until the next Annual Meeting of Shareholders; and

            4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

            The Board of Directors has fixed the close of business on Friday, August 22, 1997 as the Record Date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

            WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, MANAGEMENT URGES YOU TO COMPLETE, SIGN AND RETURN YOUR WHITE PROXY CARD AS SOON AS POSSIBLE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE. A SELF-ADDRESSED POSTAGE PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE IN RETURNING THE SIGNED WHITE PROXY CARD.

                                       By Order of the Board of Directors,


                                       Thomas A. Whitlock
                                       Vice President and
                                       Assistant Secretary


Los Angeles, California
September __, 1997



                                    IMPORTANT

            REGARDLESS OF WHETHER YOU EXPECT TO BE PRESENT PERSONALLY AT THE MEETING, YOU ARE REQUESTED TO SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE. BY SIGNING AND RETURNING THE ENCLOSED WHITE PROXY CARD PROMPTLY, YOU WILL SAVE THE COMPANY FOLLOW-UP EXPENSES IN CONNECTION WITH THIS PROXY SOLICITATION.

                                    AMENDED
                                PRELIMINARY COPY



                              ERLY INDUSTRIES INC.
                            10990 WILSHIRE BOULEVARD
                                   SUITE 1800
                          LOS ANGELES, CALIFORNIA 90024




                                 PROXY STATEMENT


                             ----------------------


                    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                OCTOBER __, 1997




            This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ERLY Industries Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders to be held on October __, 1997, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. It is anticipated that this Proxy Statement will be mailed to shareholders on or about September __, 1997.



            Shares represented by proxies in the accompanying white Proxy Card which are returned properly executed will be voted in accordance with the white Proxy Card, unless previously revoked. A proxy given pursuant to the solicitation may be revoked at the option of the person executing it at any time prior to the exercise of the powers conferred, by the filing with the Secretary of the Company of an instrument revoking such proxy, by the filing with the Secretary of the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. BY EXECUTING AND DATING A WHITE PROXY CARD, YOU WILL BE REVOKING ANY AND ALL PRIOR PROXIES SOLICITED BY THE COMPANY OR THE POWELL GROUP. SEE "THE POWELL GROUP'S SOLICITATION."


                                VOTING SECURITIES


            Only shareholders of record of the Company's Common Stock at the close of business on August 22, 1997 will be entitled to vote at the Annual Meeting, or at any adjournment thereof (the "Record Date"). On that date, the Company had outstanding 5,221,337 shares of Common Stock. Each share is entitled to one vote, subject, however, to the possible right of each shareholder to cumulate his or her votes in the election of directors. For an explanation of cumulative voting, see "Election of Directors" and "Proposed Amendments to the Bylaws and Articles of Incorporation -- Proposal 1 -- Amendment to the Bylaws to Eliminate Cumulative Voting."


            PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BANK OR BROKER CAN VOTE YOUR SHARES AND ONLY UPON YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE WHITE PROXY CARD AS SOON AS POSSIBLE.


            THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD OR CONSENT CARD SENT TO YOU BY THE POWELL GROUP. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY OR CONSENT BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY OR A LATER DATED AND EXECUTED WHITE PROXY CARD IN THE ENCLOSED ENVELOPE. SEE "THE POWELL GROUP'S SOLICITATION."

            IF YOU HAVE ANY QUESTIONS OR NEED FURTHER ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL ERLY INDUSTRIES INC.'S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL FREE AT (800) 322-2885.


            Where no vote is specified on the white proxy card but such white proxy card is returned and signed, the proxy represented thereby will be voted FOR Proposals 1 (elimination of cumulative voting), 2 (elimination of shareholder action by written consent) and 3 (election of directors), and in the discretion of the proxies named therein with respect to any other proposal that properly comes before the Annual Meeting. Where no vote is specified or where a vote for all nominees is marked with regard to Proposal 3, the votes represented by a proxy will be cast, unless contrary instructions are given, at the discretion of the proxies named therein in order to elect as many nominees as believed possible under the then prevailing circumstances.


            Under the Company's bylaws and California law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The Company believes that brokers will not have the right to vote the shares they hold unless instructed by the beneficial owners. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors. Any shares represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposal to adopt the amendments to the Bylaws to eliminate cumulative voting (PROPOSAL 1) and to the Articles of Incorporation to eliminate shareholder action by written consent (PROPOSAL 2) will be equivalent to a no-vote since approval of a majority of the outstanding shares is required to adopt each amendment. At the 1994, 1995, and 1996 annual meeting of shareholders, 84.0%, 88.9% and 78.5%, respectively, of the outstanding shares voted for the election of directors. At each of such meetings approximately 50 shareholders were present, including officers, directors and employees of the Company.



            As further discussed below, the Board of Directors opposes the Powell Group's proxy solicitation and urges the shareholders of the Company NOT to return their proxy card or, if any shareholder has already done so, to execute, date and return the white Proxy Card enclosed with these materials which WILL NEGATE ANY PRIOR SUBMISSION OF THE POWELL GROUP'S PROXY CARD.



            The Board of Directors believes that the implementation of the Powell Group's goal, the installation of their management team, to be ill-founded and not in the best interest of shareholders. The Company believes that the Powell Group has not articulated any coherent strategy or plan for the future of the Company. Further, one of the principal organizers of the Powell Group, Noble Trenham, has been sued by the Securities and Exchange Commission for violating Federal Securities Laws and had a permanent injunction entered against him in connection with such suit. Ms. Kelley's principal business experience has been running her privately owned company which she inherited. Finally, the Powell Group has only a small interest in the Company (approximately 3.6% of the shares) and has not indicated any willingness to invest significant additional funds to purchase shares or otherwise to invest in the Company; however, if successful, they have indicated that they will seek to have the Company reimburse them for their expenses which they estimate to be approximately $750,000. Included in this amount will be $505,000 IN FEES, PLUS EXPENSES, which will be paid to Mr. Trenham's firm. Therefore, if the Powell Group is successful, the Company will be asked indirectly to reward a holder of twelve shares with over a half million dollars, without Shareholder approval. The reimbursement of such expenses, and the expenses that the Company is incurring in response to the Powell Group, will reduce cash and shareholders' equity. For further information regarding the Powell Group, see "The Powell Group's Solicitation."


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

            The following table sets forth information regarding the ownership of the Company's Common Stock as of the Record Date of (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company and its subsidiaries as a group. Except as indicated, each of the shareholders directly owns all of the shares beneficially owned by such shareholder, has sole voting and investment power with respect to such shares and each shareholder does not own of record any shares for which such shareholder is not the beneficial owner.




    Name and address of                           Amount and nature of           Percent of
     beneficial owner                             beneficial ownership             class*
    -------------------                           --------------------           -----------

Gerald D. Murphy, Chairman                        1,564,545 shares                 30.0%
     ERLY Industries Inc.                                      (1) (2)
     10990 Wilshire Blvd.
     Los Angeles, CA  90024
Douglas A. Murphy, President                        606,993 shares                 11.6%
     and Director
     ERLY Industries Inc.
     10990 Wilshire Blvd.
     Los Angeles, CA  90024
Kennedy Capital Management, Inc.                    585,518 shares                 11.2%
     10829 Olive Boulevard                                     (3)
     St. Louis, MO  63141
William H. Burgess, Director                        202,750 shares                  3.9%
     550 Palisades Drive
     Palm Springs, CA  92262
Richard N. McCombs                                  137,461 shares                  2.6%
     Vice President and
     Chief Financial Officer
     ERLY Industries Inc.
     10990 Wilshire Blvd.
     Los Angeles, CA  90024
Bill J. McFarland, Director                           35,613 shares                 0.7%
     ERLY Industries Inc.
     10990 Wilshire Blvd.
     Los Angeles, CA  90024
Alan M. Wiener, Director                               4,009 shares                 0.08%
     ERLY Industries Inc.
     10990 Wilshire Blvd.
     Los Angeles, CA  90024
Thurston F. Teele, President                                  --                   --
     Chemonics Industries, Inc.(4)
     1133 20th Street, N.W.
     Washington, D.C.  20036
All directors and executive officers              1,969,328 shares (5)             37.1%
     as a group (11) persons)



- ----------

      * The percentages of shares held assume that options and warrants held by the particular individual, if any, that are exercisable on the Record Date, or within 60 days of such date, have been exercised, and no others.


      (1) Gerald D. Murphy, Chairman of the Board of the Company, is the record holder of 952,502 shares.

      (2) Shares beneficially owned by Gerald D. Murphy include 612,043 shares indirectly owned by him which are (i) owned directly by his son Douglas A. Murphy, President of the Company, and (ii) held in trust for his grandson. Of this total, Gerald D. Murphy has voting control of the 5,050 shares held in trust for his grandson, however, he denies holding voting or investment control of the balance of the 606,993 shares owned directly by his son, Douglas A. Murphy.



      (3) Based on Schedule 13G filed February 7, 1997 with the Securities and Exchange Commission. The filer is an investment advisor with discretionary accounts for investment purposes. The filer indicated that it has sole dipositive power of the entire 585,518 shares and sole voting power for 336,080 of the shares.



      (4) Chemonics Industries, Inc. is a wholly-owned subsidiary of the Company.



      (5) The number of shares shown as beneficially owned by all directors and officers as a group includes 88,550 shares issuable upon the exercise of stock options held by officers.



            Gerald D. Murphy and Douglas A. Murphy have pledged a substantial number of shares of Common Stock of the Company they own as collateral for personal loans, including loans related to their acquisition of a building partially leased by American Rice, Inc. See "Compensation Committee Interlocks and Insider Participation-Litigation."



        PROPOSED AMENDMENTS TO THE BYLAWS AND ARTICLES OF INCORPORATION


GENERAL


            The Company's Board of Directors has unanimously approved the following amendments to the Company's Bylaws and Articles of Incorporation, as set forth on Appendix A hereto, and has voted to recommend that the Company's shareholders approve such amendments. PROPOSAL 1 would effect an amendment to the Bylaws to eliminate cumulative voting and PROPOSAL 2 would effect an amendment to the Articles of Incorporation to provide that shareholders may not act by written consent but only at an annual or a special meeting (the "Amendments").



            The proposed Amendments are being presented to shareholders of the Company for their individual approval as separate proposals. The Board of Directors believes that, if adopted, the proposed Amendments, would effectively reduce the possibility that dissident minority shareholders could either (i) elect one or more directors or (ii) attempt to effect a sudden or surprise shareholder action by way of written consent without the evaluation or recommendations of the Company's Board of Directors, such as the Preliminary Consent Solicitation originally filed by the Powell Group. See "The Powell Group's Solicitation."



            The Amendments are being proposed in response to the efforts of Noble Trenham, an owner of only twelve shares of Common Stock, to try to organize others to place his nominees on the Board of Directors or most recently, to take control of the Company. In 1989, Mr. Trenham planned and announced a short lived proxy contest to elect certain directors to the Board of Directors. At the last annual meeting of shareholders, he attempted to vote a number of proxies against the Board of Directors' nominees. More recently he was instrumental in arranging for The Powell Group and its affiliates to purchase their 3.6% interest in the Company after which he immediately began to work with The Powell Group to seek control of the Company. The Company understands that Mr. Trenham's broker/dealership and The Powell Group have entered into an arrangement whereby such broker/dealership has been retained to assist The Powell Group in seeking such control and will receive a fee of $505,000, plus reimbursement of expenses, if they are successful. The activities of Mr. Trenham have in the past diverted and currently are diverting, Management's time from operating the Company and also diverting the Company's resources from what would otherwise in the view of Management be more productive uses.



            The Powell Group and its affiliates acquired only 3.6% of the outstanding Common Stock of the Company in March 1997 yet they are now demanding that the Company's Management, including the current Board of Directors, (who own approximately 37% of the Company's outstanding shares), step down and be replaced by the Powell Group's designees. Members of Management had their first substantive discussions and first met with Ms. Nanette Kelley and other representatives of the Powell Group on July 17, 1997. At that time Management was advised that the Powell Group wanted Management of the Company to resign and be replaced by representatives of the Powell Group. Management was also advised that shareholders of a majority of the Company's outstanding shares supported the efforts of the Powell Group. Management was given 24 hours to acquiesce to these demands or face the threat of removal. The Company believes that at no time during the meetings with Management nor at any time thereafter, did the representatives of the Powell Group give any sort of detailed explanation of why they wanted Management removed or give the details of any potential strategy or course of action that they wished the Company to pursue. Despite the Powell Group's threats to Management, in subsequent filings with the Securities and Exchange Commission they have only acknowledged support from 3.6% of the Company's shareholders. The purported group consists almost entirely of the holdings of The Powell Group and its controlling shareholder Nanette Kelley with only nominal purported support from other shareholders. The Powell Group has not indicated that they are willing to make any additional significant investment in the Company as part of their demands for control, although they indicated that they would help to facilitate a sale of the shares held by Gerald D. Murphy and Douglas A. Murphy. In addition, the Company believes that the Powell Group has not put forward any definitive plan or strategy for the Company. Instead they ask that Management cede control to them merely because they have demanded that they do so.



            ADOPTION OF PROPOSAL 1, ELIMINATING CUMULATIVE VOTING, WILL MAKE IT DIFFICULT, IF NOT IMPOSSIBLE, FOR MINORITY SHAREHOLDERS, SUCH AS THE POWELL GROUP, TO ELECT ONE OR MORE DIRECTORS AND MAY MAKE IT EASIER FOR MANAGEMENT TO CONTROL THE ELECTION OF ALL DIRECTORS. BOTH AMENDMENTS MAY IMPEDE OR DELAY TRANSACTIONS WHICH ARE OPPOSED BY THE BOARD OF DIRECTORS EVEN THOUGH FAVORED BY A MAJORITY OF THE SHAREHOLDERS. For instance, Management of the Company could alone elect all the members of the Board of Directors without cumulative voting if less than 74% of the shares were represented at a meeting. In any event, even if 100% of the shares were represented at a meeting, without cumulative voting, Management would currently only need proxies or votes from holders of about 13% of the outstanding shares to assure election of the Board of Directors' nominees, a feasible scenario in light of Management's control of the Company's proxy materials and access to Company funds which may be required in that connection. On the other hand, cumulative voting allows shareholders holding only 16.7% of the outstanding Common Stock to elect one director to a five person Board of Directors. Adoption of PROPOSAL 2, eliminating shareholder action by written consent, will defeat any future attempts by the Powell Group to remove the entire Board of Directors through the written consent of shareholders and will make it more difficult for minority shareholders to attempt to take shareholder action without the input of the Board of Directors. Adoption of both of the Amendments may have significant effects on the ability of minority shareholders of the Company, such as the Powell Group, to change the composition of the incumbent Board of Directors. Accordingly, shareholders are urged to read carefully the following sections of this Proxy Statement, which describe the proposed Amendments and their purposes and effects.


PURPOSES AND EFFECTS OF THE PROPOSED AMENDMENTS


            The Board of Directors of the Company is asking shareholders to consider and adopt the proposed Amendments to the Bylaws and Articles of Incorporation in order to prohibit: (i) cumulative voting for election of directors and (ii) actions by written consent of shareholders. The Board of Directors believes that elimination of cumulative voting is in the best interests of the Company's shareholders. Cumulative voting potentially enables small groups of minority shareholders to band together to elect directors to the Company's Board of Directors to support and pursue that group's agenda as opposed to acting in the best interests of all shareholders. While proportionate representation may work for certain pluralistic societies, the Board of Directors believes that the Company should have a strong management team with a shared vision and strategy aligned with that of a majority of its shareholders for the future of the Company. Allowing for the election of one or more directors representing minority shareholder groups creates the possibility of a fragmented Board of Directors where Management may have to cater to special interest groups in order to solicit support for the ongoing activities of the Company. In addition, allowing representatives of groups that are potentially overtly hostile to management or the majority of the Board of Directors' views on the ongoing operation of the Company, such as representatives of the Powell Group, would only serve to inhibit rather than open up the free flow of ideas and deliberations which are essential to the Board of Directors' decision making process. The Board of Directors believes that the shareholders should have the ability to elect a Board of Directors which represents the best interests of all of the shareholders as opposed to the interests of any particular group. The Company's entire Board of Directors is elected annually and the Company's shareholders are given the opportunity to replace any and all of the directors if they are not satisfied with the Company's performance. Consistent with its views, Management believes that an overwhelming majority of companies whose shares are traded publicly do not use cumulative voting for the election of directors.



            The proposed amendment to the Articles of Incorporation would prohibit shareholder action by written consent. The Board of Directors also believes that the interests of all shareholders will be better served by requiring that all shareholder actions be implemented by a duly authorized and noticed meeting of shareholders, as opposed to by written consent. Requiring that shareholder actions take place only after a shareholders' meeting has numerous benefits such as allowing all shareholders to participate, express their views and vote on the matter. Most actions by written consent can be implemented by a majority of shareholders without the prior input, participation or recommendation of Management of the Company or the remaining shareholders. Shareholders should have the benefit of Management's recommendations in deciding on the appropriate course of action. Actions which on their face seem innocuous can have potentially adverse consequences. For example, as discussed further below, the Powell Group proposal, if implemented, could trigger a default of the outstanding mortgage notes of the Company's subsidiary. Further, the Powell Group originally filed written consent soliciting material to remove the entire Board of Directors and call a special meeting to elect a new Board of Directors, which would have left the Company without a Board of Directors for at least 45 days. The second proposed Amendment would also help ensure that the Board of Directors, if confronted by a surprise proposal from a third party, such as that by the Powell Group, who has only recently acquired a block of the Company's Common Stock, will have sufficient time to review the proposal, consider appropriate alternatives and make its recommendation to shareholders.



            Management believes that while the adoption of the proposed Amendments would make it more difficult for and discourage the holder of a small block of the Company's Common Stock, such as the Powell Group, from attempting to enact a surprise corporate action or elect one or more members to the Board of Directors, it will not significantly impede actions by holders of substantial blocks of stock, since California law enables holders of 10% or more of the outstanding shares to call a meeting of shareholders. This statutory mandated threshold protects the Company and its shareholders since it requires that at least a reasonable percentage of the shareholders request an action before the Company is required to call a meeting to address it.



            To the extent that the proposed Amendments would be deemed to discourage small groups of shareholders from attempting to enact shareholder actions or capture seats on the Board of Directors, they could be deemed to impede the ability of shareholders to implement changes to the governance and management of the Company. Also, since these Amendments would require that all shareholder actions be implemented through a shareholder meeting, it is possible that a group holding the majority of the Company's shares could be impeded or delayed from implementing their plans. As such, the proposed Amendments could deter or discourage certain attempted takeover attempts, such as the one currently being proposed by the Powell Group, and would encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's Management and Board of Directors.



            Takeovers or changes in Management of the Company which are proposed and effected without prior consultation and negotiation with the Company's Management are not necessarily detrimental to the Company and its shareholders. However, the Board of Directors feels that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company outweigh the disadvantages of discouraging such proposals.



            THE ADOPTION OF THE PROPOSED AMENDMENTS MAY MAKE IT MORE DIFFICULT OR DISCOURAGE A PROXY CONTEST OR THE ASSUMPTION OF CONTROL BY A HOLDER OF A SUBSTANTIAL BLOCK OF THE COMPANY'S COMMON STOCK OR THE REMOVAL OF THE INCUMBENT BOARD OF DIRECTORS AND COULD THUS HAVE THE EFFECT OF ENTRENCHING INCUMBENT MANAGEMENT. At the same time, the amendments would help ensure that the Board, if confronted by a surprise proposal from a third party who has recently acquired a block of the Company's Common Stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to seek a premium price for the shareholders.



            The proposed Amendments are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's Management and Board of Directors. The Amendments, if they are adopted, could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the company, even though such an attempt might be beneficial to the Company and its shareholders, or supported by a majority of shareholders. It is possible that one effect of the Amendments, if they are adopted, would be a reduction in the price of the Common Stock since certain shareholders, including institutions, may not want to invest in a company with anti-takeover provisions in its charter documents.



            Also of note is the fact that in some cases, the shareholder may not truly be interested in taking over a company, but uses the threat of a proxy fight and/or a bid to take over a company as a means of forcing such company to repurchase the shareholder's equity position at a substantial premium over the market. The Powell Group is not taking any action the Company is aware of which would indicate that the Powell Group is seeking to have its shares repurchased at a premium.



            The Company's Articles of Incorporation and Bylaws do not contain any other anti-takeover provisions except for the proposed Amendments. However, the Articles of Incorporation authorize the issuance of 6,000 shares of preferred stock and authorize the Board of Directors to determine the rights, preferences, privileges and restrictions thereof. Rights could be granted to the holders of preferred stock that could reduce the Company's attractiveness as a potential takeover target, make the removal of Management more difficult, or adversely impact the rights of holders of Common Stock. No preferred stock is currently outstanding and the Company has no present intention to issue any preferred stock.


            The proposed Amendments are specifically authorized under the California Corporations Code (the "Code"). The Board of Directors, which unanimously approved the Amendments and recommended that they be submitted to the Company's shareholders for adoption, does not presently contemplate recommending the adoption of any further amendments to the Articles of Incorporation or the Bylaws which would affect the ability of third parties to take over or change control of the Company.


            The rules of the Nasdaq National Market System do not prohibit the proposed Amendments. Such rules do require the Company to actually hold an annual meeting of shareholders to elect directors and to solicit proxies at each meeting of shareholders. The adoption of the Amendments could result in a decrease in the price of the Common Stock.



                     PROPOSAL 1 -- AMENDMENT TO THE BYLAWS
                         TO ELIMINATE CUMULATIVE VOTING



            California law generally requires cumulative voting in the election of directors of a California corporation. See "Proposal 3 -- Election of Directors" for a description of California cumulative voting procedures. However, the Code specifically allows a company with its common stock quoted on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market System and with at least 800 shareholders of record to eliminate cumulative voting by an amendment to its Bylaws or Articles of Incorporation. The Company meets the latter requirements and thereby proposes an Amendment to the Bylaws to eliminate cumulative voting. Under cumulative voting, in an election of directors each share has a number of votes equal to the number of directors to be elected and each shareholder may cast all of his or her votes for a single candidate, or allocate them among as many candidates and in such proportions as he or she chooses. As a result, a minority shareholder or shareholders holding a significant percentage of outstanding shares may be able to elect one or more directors.

            With cumulative voting, Board of Directors' representation might be obtained by a corporation or group seeking to gain control of the Company or by a faction unfriendly to Management and the majority of the Company's shareholders. The Board of Directors believes that any such representation on the Company's Board of Directors would be disruptive and could impair the efficient operation of the Company. Accordingly, the Board of Directors proposes that the second paragraph of Section 6 of Article II of the Bylaws be amended to provide for voting by simple plurality in lieu of cumulative voting in the elections of directors. Without cumulative voting, each share has one vote for each open director position which can be voted only for such position. Without cumulative voting, the holder or holders of a majority of the shares of the Company's Common Stock voting at a shareholders' meeting will be able to elect all directors of the Company then being elected. THIS AMENDMENT WOULD ELIMINATE THE POSSIBILITY THAT THE HOLDERS OF A MINORITY OF THE SHARES VOTING AT SUCH A MEETING (ACQUIRED THROUGH A PROXY CONTEST, TENDER OFFER OR OTHERWISE) MIGHT ELECT ONE OR MORE DIRECTORS. It also could be argued that the elimination of cumulative voting may deter takeover efforts on terms which some shareholders might deem favorable. However, the absence of cumulative voting may shorten the time required for a majority of the shareholders to elect an entirely new slate of directors.


            The Bylaws fix the number of directors to be within an authorized range of from five to seven, with the exact number currently fixed at five. Approval of a majority of the outstanding shares is required to change the range of directors (which can not be more than twice the minimum less one and with the minimum being not less than three) or to fix a specific number instead of a range. Within a range, the Board of Directors can fix the exact number of directors.


            The Common Stock owned by The Powell Group as reflected in its filings with the Securities and Exchange Commission is not sufficient to elect any director with cumulative voting unless The Powell Group obtains proxies representing substantial additional shares. Accordingly, the adoption of this proposed Amendment will not affect the Powell Group's ability to elect a director with its present holdings, but might affect its ability to elect one or more directors by soliciting proxies. The Powell Group's original consent solicitation proposals would have expanded the Board of Directors to seven directors. If the Board of Directors were increased to seven members, the Powell Group would need fewer proxies from other shareholders to elect a director under cumulative voting.



            The elimination of cumulative voting will also eliminate the current ability of Gerald D. Murphy and Douglas A. Murphy to assure that one or both of such persons are elected to the Board of Directors even if another person acquires over 50% of the Common Stock. However, Management of the Company could alone elect all the members of the Board of Directors without cumulative voting if less than 74% of the shares were represented at a meeting. In any event, even if 100% of the shares were represented at a meeting, without cumulative voting, Management would currently only need proxies or votes from holders of about 13% of the outstanding shares to assure election of the Board of Directors' nominees, a feasible scenario in light of Management's control of the Company's proxy materials and access to Company funds which may be required in connection with any such solicitation. On the other hand, cumulative voting provisions allow shareholders holding only 16.7% of the outstanding Common Stock to elect one director to a five person Board of Directors. Without cumulative voting, shareholders voting a majority of the outstanding Common Stock could elect all of the Board of Directors, and other shareholders would NOT be able to elect any directors.



        The Amendment to the Bylaws also provides that in order to change, amend or eliminate the Amendment, the approval of the holders of a majority of the outstanding shares is required. This provision is necessary to prevent a majority of the Board of Directors from changing, amending or eliminating the Amendment. Under the Code, the Board of Directors can amend the Bylaws, unless otherwise provided in the Articles of Incorporation or Bylaws or unless the amendment relates to changing the range of authorized directors or a fixed number of directors when a range is not provided for in the Bylaws. This provision is intended to make the change, modification, or elimination of the Amendment to require the same vote of shareholders as if the Amendment was added to the Articles of Incorporation.


            IF ADOPTED, THE AMENDMENT WOULD APPLY AT THIS ANNUAL MEETING TO THE ELECTION OF DIRECTORS AND CUMULATIVE VOTING WOULD NOT BE AVAILABLE.


            The affirmative vote of a majority of the outstanding shares of the Company's outstanding Common Stock is required to approve the Amendment eliminating cumulative voting at the Annual Meeting.



            THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AMENDMENT TO THE BYLAWS TO ELIMINATE CUMULATIVE VOTING.



             PROPOSAL 2 -- AMENDMENT TO ARTICLES OF INCORPORATION TO
                ELIMINATE SHAREHOLDERS ACTION BY WRITTEN CONSENT


            Under the Code, unless otherwise provided in the Articles of Incorporation, any action required or permitted to be taken by shareholders of a California corporation may be taken without a meeting, generally without prior notice and without a shareholder vote, if a written consent setting forth the action to be taken is signed by the holders of shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted. AFTER an action is taken by less than unanimous written consent, prompt notice of such action must be given to those shareholders who have not consented, but if the action relates to approving a transaction with an insider, indemnification of management, a corporate reorganization or a plan of distribution following a decision to liquidate, notice of the shareholders' approval must be given to those non-consenting shareholders at least 10 days before the action can take place. Further, California law provides that a vacancy of a directorship caused by removal may be filed only by the unanimous written consent of the shareholders, although directors may be removed by written consent of a majority of the outstanding shares.

            This Amendment would eliminate the situation originally proposed by the Powell Group whereby under California law the Board of Directors may be removed by the written consent of holders of a majority of the outstanding shares, but cannot be replaced by new directors except by unanimous written consent or at a shareholders meeting. The Powell Group's original proposals would have left the Company without a Board of Directors for a period of at least 45 days. Further, under California law, officers of the Company can only function under the supervision and control of a Board of Directors. Thus, under the Powell Group's original proposals, the officers' ability to act would also be impeded.



            The Articles of Incorporation currently contain no provision restricting or regulating shareholder action by written consent. This Amendment to the Articles of Incorporation would eliminate the authority of shareholders to act by written consent without a meeting, thus requiring all shareholder action to be taken at a shareholder meeting. The Amendment would add Article SIXTH of the Articles of Incorporation.



            In the current business environment, efforts to take control of public corporations are common and often result in a person or group acquiring a majority, but not all, of the outstanding stock of a corporation. In that event, under the Company's existing Articles of Incorporation, such a person or group could seek shareholder action by written consent without a meeting. It is possible that if a majority of shares are held by less than ten shareholders, such shareholders would not have to send a proxy statement. However, in any such action by written consent, the Company might have to send to the shareholders an information statement before the action would be effected under the Federal proxy rules. In such a case, a shareholder's only recourse would be to seek an injunction to block such action.



            The Board of Directors believes that the approval of Proposal 2 is advantageous to the Company and its shareholders in many instances where California law allows for corporate actions without notice to shareholders. For instance, it is possible under California law for holders of a majority of the outstanding shares to remove the entire Board of Directors without advance notice to other shareholders. The provision of Proposal 2 prohibiting shareholder action by written consent would give all shareholders of the Company, entitled to vote on a particular matter, advance notice of and the opportunity to participate in the determination of any proposed action on such matter by requiring a shareholder meeting and the chance to take judicial or other action to protect their interests.


            In addition, the Board of Directors believes that elimination of shareholder action by written consent is desirable to avoid untimely action in a context that might not permit shareholders to have the full benefit of the knowledge, advice and participation of the Company's Management and Board of Directors.


            The elimination of action by written consent may also deter acquisitions of the Company's Common Stock and may delay, deter or impede shareholder action not approved by the Board of Directors. Such actions may include shareholder attempts to obtain control of the Board of Directors, unsolicited tender offers or other efforts to acquire control of the Company. Proposal 2 may impede or delay, at least until the next regularly scheduled annual meeting or until a special meeting can be called and held, the initiation or consummation of business transactions, such as reorganizations, mergers, or recapitalization, which are opposed by the Board of Directors even though sought by a majority of the shareholders. Elimination of action by written consent will not affect the rights of shareholders holding at least 10% of the outstanding shares to require that the Company call a special shareholder meeting.



            IF THE AMENDMENT TO ELIMINATE SHAREHOLDERS ACTION BY WRITTEN CONSENT IS ADOPTED, ANY ATTEMPT TO TAKE A SHAREHOLDERS ACTION BY WRITTEN CONSENT, INCLUDING ANY WRITTEN CONSENTS WHICH MAY BE SOLICITED BY THE POWELL GROUP,
AFTER SUCH ADOPTION, WILL BE INVALID.


            The affirmative vote of a majority of the outstanding shares of the Company's outstanding Common Stock is required to approve the Amendment to eliminate shareholder action by written consent.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AMENDMENT TO ELIMINATE ACTION BY WRITTEN CONSENT.


                       PROPOSAL 3 - ELECTION OF DIRECTORS

            Five directors are to be elected at the Annual Meeting to serve until the next annual meeting and until their successors shall be elected and qualified. Subject to certain exceptions specified below, if the Amendment to eliminate cumulative voting is not adopted, shareholders of record on the Record Date will be entitled to cumulate their votes in the election of the Company's directors (i.e., they then would be entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. If cumulative voting is available, no shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate's name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder's intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. DISCRETIONARY AUTHORITY TO CUMULATE VOTES IS HEREBY SOLICITED BY THE BOARD OF DIRECTORS IF CUMULATIVE VOTING IS ALLOWED.


            With respect to the election of directors, assuming a quorum is present, the five candidates receiving the highest number of votes will be elected. A quorum is the presence in person or by proxy of shares representing a majority of the outstanding shares of the Common Stock.



NOMINEES FOR THE BOARD OF DIRECTORS

            The names of the nominees and certain information about each of them as of the Record Date are set forth below:

                                                            Date elected
                                                            as director
Name of nominee                                 Age         of the Company
- ---------------                                 ---         --------------

GERALD D. MURPHY                                69          April 1964


Mr. Murphy has served as Chairman of the Board and Chief Executive Officer of the Company since formation of the Company in 1964. He has served as Chairman of the Board of American Rice, Inc. ("ARI")( which is 81% owned by the Company) since 1993 and as a director of ARI since 1988. ARI is the largest U.S.-based and one of the world's leading processors and marketers of branded rice products and it is among the largest U.S. processors and sellers of branded black and green olives. ARI's executive offices are located at 411 North Sam Houston Parkway East, Suite 600, Houston, Texas 77060. He also serves as a director of Pinkerton's, Inc., a security and investigation services firm.


DOUGLAS A. MURPHY                               41          January 1988

Mr. Murphy has served as President of the Company since 1990 and as Chief Operating Officer since 1992. He has also served as President and Chief Executive Officer of ARI since 1993 and as a director of ARI since 1990. He has served as President of ERLY Juice Inc. since 1988, a subsidiary of the Company, and was President of Comet American Marketing, a division of ARI, from 1986 to 1990. He is also a director advisor of Compass Bank Houston.


WILLIAM H. BURGESS                              80          September 1975



Mr. Burgess is a private business consultant, Chairman of CMS Digital, Inc., a privately-held company, and has served as a director of ARI since
1988. From 1978 to 1986 Mr. Burgess was Chairman of International Controls Corp., an internationally diversified manufacturing company listed on the New York Stock Exchange.


BILL J. MCFARLAND                               60          August 1986

Mr. McFarland has served as Vice President of the Company since 1975. He has served as President of Comet American Marketing and Senior Vice President of ARI since 1993. He was President of ERLY Food Group from 1990 to 1993, President of The Beverage Source from 1979 to 1990 and President of Early California Foods from 1975 until its sale in 1985 (all subsidiaries of the Company).

ALAN M. WIENER                                  59          March 1995

Mr. Wiener has served as a director of the Company since 1995. He was President of Impulse Designs, Inc. from 1974 to 1995. He is also a director of FloTool International, Inc. He previously served as a director of Cal Fame Citrus Products, Inc. and Leisure Technology, Inc.


            Douglas A. Murphy is the son of Gerald D. Murphy. There are no other family relationships among the directors of the Company.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS.


COMMITTEES OF THE BOARD OF DIRECTORS

            The Board of Directors has four committees with specific responsibilities to support the operations of the full Board of Directors. These are the Executive Committee, the Audit committee, the Compensation Committee and the Profit Sharing Plan Committee. The Board of Directors does not have a Nominating Committee, as the entire Board acts in this capacity.

            The Board of Directors has delegated to the Executive Committee the powers and authority of the Board of Directors in the management of the business, except that the Executive Committee is not to take any actions which could await actions by the Board of Directors, approve capital expenditures exceeding $100,000 or, authorize transactions which would be both material and outside the ordinary and normal course of the business of the Company. Gerald D. Murphy serves as Chairman of the Executive Committee and Douglas A. Murphy and William H. Burgess are Executive Committee members.

            The Audit Committee meets with the Company's independent certified public accountants and reviews the scope and results of the annual audit. Alan
M. Wiener is Chairman of the Audit Committee and William H. Burgess and Bill J. McFarland are members of the Audit Committee.

            The Compensation Committee recommends to the Board of Directors proposed compensation programs for all principal officers of the Company. William H. Burgess is Chairman of the Compensation Committee and Gerald D. Murphy and Alan M. Wiener are Compensation Committee members.

            The Profit Sharing Plan Committee recommends to the Board of Directors proposed contributions by the Company to the Company's Employees Profit Sharing Retirement Plan. Gerald D. Murphy is Chairman of the Profit Sharing Plan Committee and Bill J. McFarland is a member.

            During the fiscal year ended March 31, 1997, the full Board of Directors held five meetings; the Executive Committee took one action by written consent; the Audit Committee met three times; the Compensation Committee met one time; and the Profit Sharing Plan Committee met one time. Each director was in attendance at 75% or more of all of the meetings of the full Board of Directors and all committees on which each director served.

                         THE POWELL GROUP'S SOLICITATION




               The Powell Group includes Noble Trenham, his broker/dealer firm, First Global Securities, Inc., Nanette Kelley, her private holding company, The Powell Group, and its subsidiary, Farmers Rice Milling Company, Inc.



               Mr. Trenham and his firm own only twelve shares of stock of the Company. If The Powell Group succeeds in taking control of the Board of Directors of the Company, Mr. Trenham's firm will receive a fee of $505,000 plus expenses from Ms. Kelley's company, for which she will then force YOUR Company to reimburse HER company.



               This is not the first time that Mr. Trenham has initiated an effort to take control of the Company. In 1989, he and two other individuals (one of whom was subsequently indicted and pleaded guilty to federal felony charges of fraud, conspiracy and misapplication of funds stemming from the collapse of a large financial institution), with collective shareholdings of less than 5%, planned, but quickly abandoned, a proxy contest for election of directors of the Company. The Company is also not the only publicly-held company that Mr. Trenham has attempted--unsuccessfully--to take over. In 1987, Mr. Trenham was sued by the United States Securities and Exchange Commission ("SEC") and was permanently enjoined by the United States District Court from violating federal securities laws as a result of improper actions relating to at least eight other publicly-held companies.



               Ms. Kelley and her company own only 3.6% of the outstanding shares of the Company--which they bought just a few months ago at a price well below the current market price, in a private transaction arranged by Mr. Trenham, whose firm was then hired for a fee of over half a million dollars to help her take control of the Company. Ms. Kelley, who is 38 years old, inherited her family-owned company following the death of her father a few years ago. She has never run a large, diversified, international agribusiness like the Company. By comparison, the current Management of your Company which she seeks to remove have an aggregate of over 230 years of experience in the food business.



               On July 17, 1997, without any warning, Ms. Kelley confronted Gerald Murphy, the chief executive officer of the Company, with her demand to take control of the Board of Directors of the Company. She misrepresented that she controlled the vote of 51% of the outstanding shares of the Company when, in fact, she and her affiliates actually controlled a small minority of the outstanding shares. She stated that Mr. Murphy had less than 24 hours to accede to her demand for control of the Board of Directors or she would initiate a solicitation of written consents of shareholders for removal of all of the directors of the Company. She offered to help Mr. Murphy and his son sell their shares of stock of the Company and to continue as directors and consultants of the Company for a period of time. She did not offer to buy the Murphys' shares and they did not offer to sell them. Mr. Murphy did, however, tell Ms. Kelley that, if she wanted to buy the Company at a price much higher than the current market price, that proposal would have to be seriously considered by the Board of Directors of the Company. She has made no such offer.



               A week after Ms. Kelley's demands for control of the Company were rejected, The Powell Group filed documents with the SEC indicating that they intended to solicit written consents from shareholders of the Company to remove all of the directors of the Company, call a special meeting of shareholders for election of new directors, amend the Bylaws of the Company to increase the number of directors from five to seven, and prohibit the Management of the Company from taking certain actions between the proposed removal of directors and special meeting of shareholders. In furtherance of The Powell Group's efforts to gain control of the Company and to discredit current Management, Ms. Kelley and her company also filed a shareholder derivative suit against Gerald and Douglas Murphy, the chief executive officer and president of the Company, respectively. Ms. Kelley is now resisting efforts of the Murphys' counsel to take her deposition in that suit based on her counsel's claim that she does not know anything about the claims in the suit, despite the fact that she personally verified in writing that her allegations in the complaint which initiated the suit were true and correct.



               The Management of the Company attempted to dissuade The Powell Group from taking such drastic action right after the events of July 17 and 18. The Powell Group was promptly advised that the annual meeting of shareholders of the Company would be held in the near future at the usual time of year, that The Powell Group would have an opportunity to solicit proxies for election of its own slate of directors at that meeting if that is what they wished to do, and that it was not necessary--or even feasible--to remove the entire Board of Directors without replacing them at the same time at a shareholders meeting. Nevertheless, The Powell Group filed paperwork with the SEC pointing toward an attempt to remove all of the directors by written consent without concurrent election of new directors at a meeting of shareholders. The Powell Group have apparently since come to the realization that removal of directors by written consent is either not feasible or is totally unnecessary and now intend to solicit proxies for election of their own slate of directors at the Annual Meeting without first soliciting written consents for removal of directors.



               Your Management respects your right to vote your shares as you see fit. We also respect the right of The Powell Group or any other shareholder to solicit proxies for election of directors who are not recommended by the Board of Directors, provided that it is done fairly and honestly. All we ask is that you listen to both sides and carefully weigh your choices before deciding.



               Your Management hopes that you will not give your proxy to The Powell Group or vote for any of their director nominees. We do not believe that it would be in your best interest to turn control of the Company over to Ms. Kelley, Mr. Trenham, and their associates. We also do not believe that it would be in your best interest to elect any of their nominees to serve as a director of the Company in light of the hostility they have demonstrated toward the current Management of the Company and the deliberate misrepresentations they have made. That is why the Board of Directors has voted to eliminate cumulative voting for election of directors, so that the Board of Directors will not be hampered by divisiveness as a result of election of one or more hostile directors by The Powell Group based on proxies from a minority of shareholders.



               In making your decision on supporting your current Management or The Powell Group, we hope that you will give careful consideration to the following:



               1. The Powell Group have said they intend to install Ms. Kelley as chief executive officer and John Spain (one of Ms. Kelley's employees) as managing director of the Company if they win control. Until two years ago, Mr. Spain was manager of a television station in Baton Rouge, Louisiana. He has never run a company like the Company. Ms. Kelley, who is 38 years old, inherited her family-owned company following the death of her father a few years ago. She also has never run a company like the Company. By comparison, your Management has an aggregate of over 230 years of experience in the food business.



               2. The Powell Group have said they will relocate the Company's rice business from Houston, Texas, and its corporate headquarters from Los Angeles, California, to Baton Rouge Louisiana, Ms. Kelley's home town. The success of the Company, like that of all businesses, is totally dependent on the skill, experience, and dedication of its people and the relations of its people with customers and suppliers. The actions The Powell Group intend to take if they win control of the

Company will result in the loss of a number of loyal employees who are vital to the Company's operations. Ms. Kelley has also misrepresented the facts regarding the Company's headquarters in Los Angeles by claiming that the Company spends $1,000,000 a year "to rent a penthouse on Wilshire Boulevard." The fact is that the Company occupies approximately 11,000 square feet of typical corporate office space in an office building in Los Angeles for annual rent of approximately $300,000.



               3. The Company's subsidiary, ARI, has outstanding $99,000,000 of mortgage notes (the "Notes") the holders of which can demand immediate payment in the event of a change in control of the Company and ARI. The Powell Group have claimed that they might be able to refinance the Notes at a lower interest rate but they have not explained how that would be possible since the Notes are not currently redeemable and are redeemable in the future at a very substantial premium over par. Management does not believe that it is currently feasible to pay off or refinance the Notes. Management believes that a change in control of the Company resulting in an acceleration of the Notes would force the Company and ARI into bankruptcy.



               4. For the five fiscal years ended March 31, 1997, the Company's stock outperformed the average return for Nasdaq (U.S. companies) approximately 50% and the average return for S&P Food Products Index by over 62%. For further information regarding the performance of the Company's common stock, see "Stock Price Performance."



               5. The Powell Group have said that Farmers Rice Milling Company, Inc. is not a competitor of ARI since it buys its rice in Louisiana and ARI is located 300 miles away. That is just not true. ARI buys more than one million cwt of rice per year in Louisiana and competes with Farmers Rice for the purchase of rice from the same farmers. Farmers Rice also supplies one of ARI's competitors in Haiti.



               6. The Powell Group have said they expect to spend $750,000 in connection with their takeover attempt and, if they win control of the Company, will have the Company reimburse them for their expenditures without even asking for shareholder approval. Most of that money, $505,000 plus expenses, will go to Mr. Trenham's firm. The Company cannot afford that expenditure, not to mention the impact that payment would have on earnings and stock value.



               THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS DO NOT EXECUTE PROXIES OR CONSENTS PROVIDED BY THE POWELL GROUP AND THAT THE SHAREHOLDERS EXECUTE PROXIES SOLICITED BY THE MANAGEMENT OF THE COMPANY.



               On July 24, 1997, Farmers Rice filed a shareholder derivative complaint purportedly on behalf of the Company and ARI against Gerald D. Murphy, Douglas A. Murphy, the Company and ARI in the United Stated District Court, Central District of California. In the complaint, Farmers Rice alleges (1) breach of fiduciary duty, (2) waste of corporate assets and (3) illegal corporate loan. The derivative complaint further requests injunctive relief prohibiting the Company and ARI from making allegedly ongoing litigation defense payments on behalf of Gerald D. Murphy and Douglas A. Murphy and requiring ongoing indemnification by such individuals to the Company and ARI. Both the Company and ARI are nominal defendants with the lawsuit being brought on behalf of the Company and ARI against Gerald D. Murphy and Douglas A. Murphy. The complaint principally challenges certain litigation expenditures incurred by the Company in connection with litigation to which the Company, ARI, Gerald D. Murphy and Douglas A. Murphy are parties. While the complaint alleges that such expenditures were improperly incurred, in fact, all expenditures and the involvement of the Company in the underlying litigation were fully authorized by the Company's Board of Directors. The Company and ARI have filed a motion to dismiss the derivative action on the ground that the plaintiffs failed to make a demand on the Board of Directors of the Company, and ARI to take action with respect to the alleged wrongdoings prior to filing suit. That motion is set for hearing on September 25, 1997. Gerald D. Murphy and Douglas A. Murphy believe they have valid defenses against the allegations in the complaint and that the complaint's sole purpose is tactical, namely, to attempt to malign current Management as part of the Powell Group's renewed effort to take control of the Company for its own benefit. See "Compensation Committee Interlocks and Insider Participation-Litigation".



               On August 13, 1997, Farmers Rice and Ms. Kelley filed a petition for writ of mandate in California Supreme Court seeking an order allowing them to inspect the books and records of the Company under the Code. The Company believes that Farmers Rice and Ms. Kelley are seeking such inspection for improper purposes and intends to defend the petition on that basis. A hearing is currently scheduled for September 17, 1997.



               On August 20, 1997, Farmer's Rice filed a Petition for Writ of Mandate in California Superior Court, an Order requiring the Company to supply it with a list of non-objecting beneficial shareholders ("NOBOS") and a copy of the Depository Trust Company's securityholders' position list (the "DTC"), and to delay the Annual Meeting until it receives such lists. The lawsuit has been settled by the Company agreeing to supply the lists to the Powell Group and the Powell Group agreeing to the confidentiality provisions for such lists substantially as set forth in Securities and Exchange Commission Rule 14a-7.


                        PARTICIPANTS IN THE SOLICITATION

            Under applicable regulations of the Securities and Exchange Commission, each of the directors and nominees of the Company is deemed to be a "participant" in the Company's solicitation of proxies, as well as the Company. The following sets forth certain additional information regarding the Company's nominees and directors.

TRANSACTIONS IN THE COMPANY'S SECURITIES IN THE LAST TWO YEARS.

            Listed below are the only purchases and sales of Company stock within the past two years by the Company, the Company's directors and nominees and certain information concerning such transactions.

            A.          Purchases and Sales of Common Stock



                                   Number of Shares
        Name                       Purchased (Sold)        Date of Transaction(s)
- -----------------------            ----------------        ----------------------

ERLY Industries Inc.               512,314                 October 1995 (1)
                                   430,417                 October 1996 (1)
                                   25,030                  Various (2)
                                   351,773                 July 24, 1997 (4)
                                   33,949                  Various (3)
                                   104,582                 Various (5)
Gerald D. Murphy                   3,857                   April 16, 1995 (3)
                                   (10,000)                May 26, 1995
                                   (5,000)                 June 14, 1995
                                   (333,333)               January 6, 1997 (6)
                                   10,000                  June 1, 1997 (3)
                                   1,700                   August 8, 1997 (3)
Douglas A. Murphy                  3,256                   April 16, 1995
                                   (500)                   January 9, 1996
                                   (500)                   January 15, 1996
                                   (1,000)                 January 24, 1996
                                   (1,000)                 March 15, 1996
                                   (500)                   March 18, 1996
                                   (1,000)                 April 11, 1996
                                   (1,000)                 April 12, 1996
                                   (1,000)                 April 17, 1996
                                   (5,000)                 May 3, 1996
                                   (5,000)                 May 16, 1996
                                   (5,000)                 May 23, 1996
                                   (2,000)                 June 4, 1996
                                   (5,360)                 June 11, 1996
                                   10,000                  June 1, 1997 (3)
                                   351,773                 July 24, 1997 (4)
                                   23,175                  August 5, 1997 (5)
                                   1,300                   August 8, 1997 (3)
                                   34,906                  August 20, 1997 (5)

William H. Burgess                 (40,000)                March 20, 1996
                                   (11,000)                May 21, 1996 (7)
                                   (10,000)                June 26, 1996
                                   (1,000)                 June 27, 1996
                                   (5,000)                 July 10, 1996
                                   (3,000)                 February 7, 1997
                                   (2,000)                 February 12, 1997
                                   (1,000)                 February 13, 1997
                                   (2,000)                 February 14, 1997
                                   (2,000)                 February 18, 1997
                                   (3,000)                 February 24, 1997
                                   (4,000)                 March 12, 1997
                                   (1,000)                 March 13, 1997
                                   (15,000)                March 20, 1997
                                   (2,560)                 March 26, 1997
                                   (10,000)                May 7, 1997
                                   (10,000)                May 9, 1997
                                   (5,000)                 July 9, 1997
                                   (13,735)                July 10, 1997
                                   (250)                   August 19, 1997
                                   (5,000)                 August 21, 1997
                                   (2,000)                 August 22, 1997
Bill J. McFarland                  1,260                   April 16, 1995 (3)
                                   1,069                   August 8, 1997 (3)
                                   22,765                  August 20, 1997 (5)
Al Wiener                          1,147                   September 6, 1996
                                   1,235                   January 21, 1997
                                   1,513                   July 1, 1997



- ----------


(1)         Stock dividend.
(2)         Miscellaneous stock issuances.
(3)         Stock bonuses.
(4)         Shares issued upon conversion of convertible promissory note.
(5)         Shares issued upon exercise of options.
(6) Involuntarily transferred in connection with a lawsuit. See "Compensation Committee Participation and Insider Participation-Litigation."
(7)         Gift


            B.          Purchase and Sale of Other Securities.



            See "Compensation Committee Interlocks and Insider
            Participation-Certain Transactions."


COMMON STOCK OF THE COMPANY OWNED BY ANY ASSOCIATES OF THE DIRECTORS OR NOMINEES




      Name              Address               Associate of     Number of Shares
 --------------     ---------------        ------------------  ----------------
Wells Fargo Bank,   Pasadena, CA 91105     William H. Burgess       63,553
as Trustee for
grandchildrens'
trusts

SECURITIES OWNED BY ERLY INDUSTRIES INC.



            Gerald D. Murphy, Douglas Murphy and William H. Burgess may be deemed to be the beneficial owners of any shares of American Rice, Inc.'s Common Stock (35,777,778 shares), Series A Preferred Stock (3,888,889 shares) and Series B Preferred Stock (14,000,000 shares) held by the Company as a result of their positions with the Company and their stock ownership of the Company.


CERTAIN INFORMATION

            Except as disclosed elsewhere in this Proxy Statement, to the knowledge of the Company none of the Company's directors and nominees: (i) owns of record any securities of the Company that are not also beneficially owned by them; (ii) is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to the securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting; (iv) beneficially owns any securities of any parent or subsidiary of the Company; or
(v) borrowed any funds to purchase any securities set forth under "Participants in the Solicitation." Except as disclosed elsewhere in this Proxy Statement, to the knowledge of the Company none of the Company's directors or nominees nor any of their associates has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since April 1, 1996 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.


                         METHOD AND COST OF SOLICITATION

            In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and management-level employees (who will receive no compensation therefor in addition to their regular salaries and fees) by telephone, telegram, facsimile transmission and other electronic communication methods or personal contact. The Company will reimburse banks and brokers who hold shares of the Company's Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares.

            The Company has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies. Pursuant to the Company's agreement with MacKenzie, it will provide various proxy advisory and solicitation services for the Company at a cost of approximately $20,000, plus reasonable out-of-pocket expenses and indemnification against certain liabilities. It is expected that MacKenzie will use up to approximately 15 persons in such solicitation.

            Although no precise estimate can be made at this time, the Company anticipates that the aggregate amount to be spent by the Company in connection with the solicitation of proxies by the Company will be approximately $200,000, of which approximately $100,000 has been incurred to date. This amount includes legal fees, printing costs and the fees payable to MacKenzie, but excludes (i) the salaries and fees of officers, directors, and employees of the Company and
(ii) the normal expenses of an uncontested election. The aggregate amount to be spent will vary depending on, among other things, any developments that may occur in the proxy (consent) contest discussed herein.

                             EXECUTIVE COMPENSATION

            The following table sets forth information for each of the three fiscal years ended March 31, 1997 for the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE


                                                          Annual Compensation             Long-term Compensation
                                                     ----------------------------------   ----------------------
                                                                                                   Awards
                                                                                          -----------------------
                                           Fiscal                               Other                 Securities
                                            Year                                Annual     Restricted Underlying      All Other
    Name and                                ended                              Compen-       Stock     Options/        Compen-
Principal Position                        March 31   Salary($)    Bonus($)     sation($)    Awards($)   SARS(#)       sation($)
- ------------------                        --------   ---------    --------     ---------   ---------- ------------    ---------
                                                                                     (1)                       (2)          (3)
Gerald D. Murphy                            1997     $336,000     $101,535     $  7,542     $ 99,525     $   --       $  6,000
     Chairman of the Board and              1996      325,000      100,000        6,630         --           --          5,609
        Chief Executive Officer of          1995      310,000      120,160        7,233       43,774         --          9,060
        ERLY Industries Inc.
     Chairman of the Board of
        American Rice, Inc.
Douglas A. Murphy                           1997      259,000       88,665        6,784       93,225         --          6,000
     President and Chief Operating          1996      250,000      100,000        5,000         --           --          5,319
        Officer of ERLY Industries Inc.     1995      230,000       93,280        5,791       36,858         --          8,914
     President and Chief Executive
        Officer of American Rice, Inc.
Bill J. McFarland                           1997      210,000       29,325        3,893        7,425         --          6,000
     Vice President of ERLY                 1996      204,000         --          5,555         --           --          4,002
        Industries Inc.                     1995      198,000       55,400        4,075       14,263         --          7,500
     Senior Vice President of
        American Rice, Inc.
Thurston F. Teele                           1997      206,000       85,000       10,852         --           --          6,000
     President of Chemonics                 1996      200,000      253,000        5,058         --           --          7,500
        Industries, Inc.                    1995      183,600      364,000        1,640         --           --          7,500
Richard N. McCombs                          1997      180,000         --          2,759         --           --          6,000
     Vice President and Chief Financial     1996      175,000       15,000          435         --         88,550        3,392
        Officer of ERLY Industries Inc.     1995      170,000       28,560        2,418        7,347         --          8,106
     Executive Vice President of
        Finance and Administration of
        American Rice, Inc.


- --------

      (1) Amounts included in this column reflect: (i) the cost of Company provided automobiles relating to personal use, (ii) the taxable value of life insurance provided by the Company and (iii) reimbursements under the Company's Executive Medical Plan (the "Plan"). Under the Plan, key executive officers of the Company are entitled to be reimbursed for expenses incurred for medical and dental care provided to the key executive officer and his dependents which are not otherwise covered by other sources.

      (2) The number of shares of restricted stock and the market value thereof held by the executive officers listed in the table at March 31, 1997, was as follows: Gerald D. Murphy, 11,700 shares ($99,525); Douglas A. Murphy, 11,300 shares ($93,225); Bill J. McFarland, 900 shares ($7,425); Thurston F. Teele, none; and, Richard N. McCombs, none. Such shares are restricted for a one-year period from the date of issuance. Although no cash dividends have ever been paid on the Company's Common Stock, dividends, if any, would be paid on restricted stock at the times and in the same amounts as dividends paid to all shareholders.

      (3) Amounts represent Company contributions to the Company's Employees Profit Sharing Retirement Plan.

            The following table presents information on stock options held by the executive officers named in the Summary Compensation Table at the end of fiscal 1997.


               AGGREGATED OPTION EXERCISES (1) IN FISCAL YEAR 1997
                        AND MARCH 31, 1997 OPTION VALUES


                                   Number of securities                     Value of unexercised
                                  underlying unexercised                        in-the-money
                                        options at                               options at
                                     March 31, 1997 (#)                      March 31, 1997($) (2)
                              -------------------------------        ----------------------------------
     Name                     Exercisable       Unexercisable        Exercisable          Unexercisable
- ------------------            -----------       -------------        -----------          -------------

Gerald D. Murphy                   --                --                       --                --
Douglas A. Murphy                84,186              --               $394,832                  --
Bill J. McFarland                33,674              --               $157,931                  --
Thurston F. Teele                  --                --                       --                --
Richard N. McCombs               88,550              --               $327,635                  --


      (1) No options were exercised in fiscal 1997 and no stock appreciation rights have been granted.

      (2) Market value of underlying securities at March 31, 1997 ($8.25 per share) less the exercise price. The values in the last two columns have not been, and may never be, realized by the officers. Actual gains, if any, on option exercises will depend on the value of the Company's Common Stock on the date of the exercise.

EMPLOYMENT CONTRACTS

            In June 1997, the Board of Directors of ARI approved an employment agreement with Gerald D. Murphy which provides that, as an employee, he shall be entitled to certain benefits for a five-year term commencing (i) on the date of termination, if termination is by notice of ARI and there has been no Change of Control (as defined below), (ii) on the occurrence of a Benefits Event (as defined below) following a Change of Control, if termination is at the option of Mr. Murphy or (iii) on the occurrence of the last Change of Control preceding the date of termination, if termination is by notice of ARI. Under the terms of the employment agreement, such benefits are provided unless termination is both, at the option of Mr. Murphy and in the absence of a Change of Control. A Change of Control is deemed to occur if (i) any person becomes beneficial owner of 25% or more of the voting power of ARI (other than the Company) or the Company or
(ii) during any consecutive years, the individuals comprising a majority of the Board of Directors of ARI or the Company at the beginning of such period shall cease to constitute a majority. A Benefits Event, includes but is not limited to a change in compensation of, responsibilities of or positions held by Mr. Murphy without his consent.

            Generally, benefits payable under the employment agreement include: continuation of Mr. Murphy's base salary (currently $350,000), continuation of Mr. Murphy's participation in profit sharing, pension and other executive compensations plans, and various health care and disability plans, the right to a cash bonus in the amount of the bonus last received if ARI awards a cash bonus to any member of the Executive Group (generally defined as the executive officers of ARI) during such five-year period, and indemnification for judgments, fines and expenses incurred by Mr. Murphy by reason of his serving as an officer. In consideration of these benefits, Mr. Murphy has agreed not to compete with ARI or to disclose any confidential information of ARI during the five-year period during which he is to receive such benefits. If ARI or its successor fails to make timely payments as required by the employment agreement, liquidated damages are set at treble the amount of such untimely payments. Certain amounts that may be paid under the employment agreement upon Mr. Murphy's termination may be deemed to be "excess parachute payments" within the meaning of Section 2800 of the Internal Revenue Code and, as such, would not be deductible by ARI for federal income tax purposes.

COMPENSATION OF DIRECTORS


            Members of the Board of Directors who are not officers of the Company receive compensation of $2,000 per quarter plus a fee of $1,500 for each meeting attended in person or by telephone. In addition, in fiscal 1997, William
H. Burgess received fees of $22,500 for public relations services provided to the Company. The Company also pays for outside Board of Directors' members to participate in the Company's group insurance plan for medical benefits.



                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION


            Decisions on the compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors which consists of William H. Burgess, Chairman, Gerald D. Murphy and Alan M. Wiener. Mr. Burgess is a private business consultant, Chairman of CMS Digital, Inc. and a Director of American Rice, Inc. ("ARI"). He is the beneficial owner of 3.9% of the Company's Common Stock. Mr. Murphy is Chairman and Chief Executive Officer of the Company and is the beneficial owner of 30.0% of the Company's Common Stock. He is also Chairman of the Board of ARI. Mr. Wiener is retired and owns less than 1% of the Company's Common Stock.


            All decisions by the Compensation Committee were reviewed and approved without change, by the full Board of Directors of the Company. Committee members William H. Burgess and Alan M. Wiener were responsible for the determination of Gerald D. Murphy's compensation as Chief Executive Officer and Mr. Murphy did not participate in any Compensation Committee or Board of Directors discussions or decisions concerning his own compensation. Except for Mr. Murphy, who is the Chief Executive Officer of the Company, no other member of the Compensation Committee is now or ever has been an officer or employee of the Company or its subsidiaries.

            Mr. Burgess and Mr. Murphy are also Directors of ARI, an 81% owned subsidiary of the Company. Both serve on the Compensation Committee of the Board of Directors of ARI, with Mr. Murphy as Chairman of the Committee. The Board of Directors of ARI recently approved an employment agreement with Gerald D. Murphy, with Mr. Murphy not participating in the decision. See "Executive Compensation -- Employment Contracts."

            Gerald D. Murphy, Douglas A. Murphy and William H. Burgess also serve as directors of ARI. Douglas A. Murphy is also President of the Company and President and Chief Executive Officer of ARI. Bill J. McFarland, a director and Vice President of the Company, is a Senior Vice President of ARI. In addition, Richard N. McCombs, Vice President and Chief Financial Officer of the Company, is a director and Executive Vice President of ARI.

CERTAIN TRANSACTIONS

            At March 31, 1997, the Company had a $1,000,000 convertible promissory note payable to Douglas A. Murphy, President of the Company, which arose in April 1992. The note was convertible at any time into the Company's Common Stock at a conversion price of $2.95 per share, the average market price of the Company's Common Stock for the seven trading days immediately prior to the April 1, 1993 renewal of the note (as adjusted for stock dividends issued through September 1996). The note was renewed on an annual basis each year and on April 1, 1997, Mr. Murphy again renewed the note. The new note had an interest rate of prime plus 2%, and was due in full on April 1, 1998. In July 1997, Mr. Murphy converted the entire note into 351,773 shares of the Company's Common Stock in accordance with the conversion provisions of the note.

            In 1996 ARI's lease for its office space in Houston, Texas expired. In reviewing its alternatives, ARI located a building suitable for such office space which was available for purchase. After careful consideration, ARI's Board of Directors determined that the purchase of this building would not be in ARI's best interest and that a leasing arrangement would be more appropriate for ARI. Gerald D. and Douglas A. Murphy then arranged for the purchase of the building by a limited partnership owned by them. The limited partnership negotiated a 7-year leasing agreement with ARI for office space in October 1996. ARI's negotiations with the limited partnership were on an arms-length basis and ARI believes that the rental rates being paid by it are comparable to, if not better than rates for similar office space in such area.

            ARI's annual lease expense for such facility ranges from approximately $600,000 in the first year to approximately $740,000 in the seventh year. In connection with the lease, ARI performs building management services in exchange for certain reductions in the lease cost. At June 30, 1997, ARI had an account receivable of $101,639 related to amounts paid on behalf of the limited partnership.

            During the fiscal year ended March 31, 1997, Gerald D. Murphy received officer advances of $85,000 from ARI, which was the largest aggregate amount of indebtedness outstanding to ARI at any time during the fiscal year. The amount outstanding at July 31, 1997, was $44,192. There was no interest charged on such advances.

LITIGATION


            In April 1995, a lawsuit was filed in the district court of Harris County, Texas by Kingwood Lakes South, L.P. and Tenzer Company, Inc., as plaintiffs against Gerald D. Murphy and Douglas A. Murphy. The Company and ARI were named as defendants in the lawsuit by amendment to the original petition in September 1995. This lawsuit is a dispute between the general partner of a proposed real estate development and Gerald D. Murphy and Douglas A. Murphy over their contractual obligations, if any, to the partnership. Damages sought are in the range of $15,000,000, plus attorneys' fees and punitive damages. The Company and ARI were named as defendants in the lawsuit allegedly because of their efforts to obtain restraining orders to prevent threatened foreclosures on the Company's Common Stock pledged as collateral by Gerald D. Murphy. Further, both sought to stop interference by the plaintiffs in the lawsuit with ARI's Note financing. The lawsuit also alleges certain other activities by the Company and ARI, including knowing participation in breaches of fiduciary duties, civil conspiracy with Gerald D. Murphy and Douglas A. Murphy and conversion. The plaintiffs recently added a reverse alter ego claim. A restraining order was issued preventing foreclosure on the shares pledged by Mr. Murphy but such restraining order was subsequently terminated. The plaintiffs then obtained 333,333 shares of the pledged stock which was thereafter sold in part to Farmers Rice and Ms. Kelley. The Company and ARI believe they have valid defenses in this case and that damages, if any, will not have a material effect on the Company's financial position or results of operations. However, as with any litigation, the ultimate outcome is unknown. In order to minimize legal expenses, the Company, ARI, Gerald D. Murphy and Douglas A. Murphy are using common legal counsel in this matter and have agreed to share legal expenses with the Company bearing 50% of such expenses after any insurance recoveries. This matter is currently in trial before a jury in Houston, Texas.



            On July 24, 1997, Farmers Rice filed a shareholder derivative complaint purportedly on behalf of the Company and ARI against Gerald D. Murphy, Douglas A. Murphy, the Company and ARI in the United States District Court, Central District of California. In the complaint, Farmers Rice alleges (1) breach of fiduciary duty, (2) waste of corporate assets and (3) illegal corporate loan. The derivative complaint further requests injunctive relief prohibiting the Company and ARI from making allegedly ongoing litigation defense payments on behalf of Gerald D. Murphy and Douglas A. Murphy and requiring ongoing indemnification by such individuals to the Company and ARI. Both the Company and ARI are nominal defendants with the lawsuit being brought on behalf of the Company and ARI against Gerald D. Murphy and Douglas A. Murphy. The complaint principally challenges certain litigation expenditures incurred by the Company in connection with litigation to which the Company, ARI, Gerald D. Murphy and Douglas A. Murphy are parties, which is described in the immediately preceding paragraph. While the complaint alleges that such expenditures were improperly incurred, in fact, all expenditures and the involvement of the Company in the underlying litigation were fully authorized by the Company's Board of Directors. However, the business judgment of the Board of Directors in making such decision could be reviewed by a court in a lawsuit. The Company and ARI have filed a motion to dismiss the derivative action on the ground that the plaintiffs failed to make a demand on the Board of Directors of the Company and ARI to take action with respect to the alleged wrongdoing prior to filing suit. That motion is set for hearing on September 22, 1997. Gerald D. Murphy and Douglas A. Murphy believe they have valid defenses against the allegations in the complaint and that the complaint's sole purpose is tactical, namely, to attempt to malign current Management as part of the Powell Group's effort to take control of the Company for its own benefit.


                      REPORT OF THE COMPENSATION COMMITTEE

            The Compensation Committee's objectives are to establish compensation programs designed to attract and retain executives who are responsible for achieving the business goals of the Company. The Compensation Committee reviews and sets the compensation levels of members of Management. It is also responsible for the administration of the

Company's various compensation plans, except the Company's Employees Profit Sharing and Retirement Plan which is administered by the Profit Sharing and Retirement Plan Committee, and other benefits provided to executives.

BASE SALARY LEVELS


            Base salary levels for the Company's executive officers increased by approximately 3.2% from fiscal year 1996 to 1997. Historically, the compensation of the executive officers of the Company, including the Chief Executive Officer, has not been formally set by the Compensation Committee using specific performance goals or formulas tied to financial benchmarks. Rather, base salary levels for the executives of the Company and its subsidiaries are set annually based on a variety of subjective factors such as: personal performance, current responsibilities, specific accomplishments or events, increase in the consumer price index, future potential contributions to the Company, and the fiscal year 1996 performance of the Company and the subsidiary or division to which the executive is assigned. In reviewing compensation, the Compensation Committee considered the salary and bonus paid by other entities as compared to the salaries and bonuses paid by the Company. In determining compensation, the Compensation Committee also reviewed a formal survey of compensation of top and midlevel managers at food and kindred products companies. The Compensation Committee only reviewed the combined salary and bonuses of companies in such survey which had sales comparable to the Company. The Compensation Committee believes that the Company's compensation of salary and bonuses is approximately in the mid-range of the companies used in its comparisons. The companies used for such comparisons are not the same as are in the Indexes used in "Stock Price Performance." When considering executive compensation for fiscal 1997, the Compensation Committee considered various contributions in fiscal 1996, including: (1) the continued improvement in the Company's financial position (stockholders' equity increased by $735,000 to $17,500,00 at March 31, 1996; working capital was $58,100,000 at March 31, 1996 compared to $15,900,000 at March 31, 1995), (2) sales increased 6% from $460,000,000 in 1995 to
$487,000,000 in 1996, (3) the successful completion of a $100,000,000 Mortgage Notes public offering by ARI, and (4) a new $20,000,000 line of credit was obtained for Chemonics Industries, Inc.


            All of the subjective factors were considered by the Compensation Committee, and it is not reasonably possible to assign relative significance to these factors on an individual basis.


            The Compensation Committee occasionally grants stock options based on a given event or circumstances, such as an overseas assignment, and does not generally consider any option previously granted to an executive officer. The grant of an option is generally intended to encourage equity ownership in the Company and to provide long-term performance-based compensation to officers and key employees.


BONUSES

            In fiscal 1995, ARI's shareholders and Board of Directors adopted an Incentive Compensation Plan (the "Incentive Plan"), pursuant to which certain key officers of ARI are entitled to receive bonuses that are payable 80% in cash and 20% in ARI's common stock if certain specified Returns on Equity (as defined therein) of ARI are achieved. Bonuses under the Incentive Plan are 70% earned in the year the Return on Equity is 15% or greater and the remaining 30% is earned in the following fiscal year if ARI achieves a Return on Equity of 15% or greater in such subsequent fiscal year. Any portion of the bonus that would otherwise be available under the Incentive Plan in the subsequent fiscal year will be forfeited upon a participant's voluntary termination of employment. Furthermore, no shares of stock issued under the Incentive Plan can be transferred for one year following issuance. The Incentive Plan is not subject to any provisions of ERISA.

            The Company's subsidiary, Chemonics Industries, Inc., has a bonus plan covering certain executives, including the President of the subsidiary, Thurston F. Teele, who is listed in the Summary Compensation Table. Bonuses are paid according to computations which consider; (a) results for the year based on a minimum return on equity (15%), and (b) results for the year in excess of budgeted targets.

            Under the Company's executive compensation program covering corporate and divisional executives other than ARI personnel and Chemonics Industries personnel (who are covered by the bonus plans described above), bonuses of stock and/or cash may be awarded in recognition of achievement during a year. Individual performance is assessed considering both qualitative and quantitative performance; however, the individual performance reviews relating to bonuses have been conducted on a subjective, non-formula basis. Cash bonuses were awarded to executive officers in 1997 to acknowledge various contributions in fiscal 1997, including: (1) the improvement in the Company's operating results; the Company recorded net income of $7,200,000 million for fiscal year 1997 and stockholders' equity increased to $24,800,000 at March 31, 1997; and, sales increased 26% from $487,000,000 in 1996 to $614,000,000 in 1997, and (2)
the successful acquisition and integration of the olive business.

OTHER

            The Company provides insured medical benefits to executive officers that are generally available to all full-time employees of the Company. Executive officers also are eligible to participate in the Company's Employees Profit Sharing and Retirement Plan on the same basis as all other eligible employees of the Company. The Company provides additional benefits to executive officers through executive medical coverage and Company provided automobiles.

            Amounts paid in fiscal 1997 under the above described plans and programs for the Chief Executive officer and the four most highly compensated executive officers of the Company and its subsidiaries are included in the Summary Compensation Table.

COMPENSATION OF CHIEF EXECUTIVE OFFICER IN 1997

            In considering the amount of compensation for fiscal year 1997 for Mr. Gerald D. Murphy, Chief Executive Officer, the Compensation Committee (excluding Gerald D. Murphy) and the Board of Directors considered the improved financial results reported by the Company in 1997 and 1996 as described above, and contributions made by Mr. Murphy to enhance the long-term growth of the Company which included: the acquisition of the Early California Foods olive business from the Campbell Soup Company in fiscal 1997, the significant export sales of rice to the Far East in fiscal 1995 and 1996; the establishment of a joint venture for rice operations in Vietnam; and, the coordination of other potential export opportunities, especially in the Middle East.

            As with the Company's other executives, Gerald D. Murphy's 1997 salary was based on the various subjective factors detailed under the caption "Base Salary Levels" above. Mr. Murphy's base salary increased from $325,000 in 1996 to $336,000 in 1997, a 3.4% increase. Mr. Murphy also received a cash bonus of $101,535 and a stock bonus of $99,525 for 1997. These bonuses were paid in recognition of the favorable financial results recorded by the Company's operating entities, ARI, Chemonics International and Fire-Trol, in fiscal year 1997, and the successful acquisition and integration of the Early California Olive division during the year.


TAX LIMITATIONS



            In 1993, the U.S. Treasury Department issued regulations (Section 162(m) to the Internal Revenue Code) that prevent publicly traded companies from receiving tax deductions on compensation paid to its executive officers in excess of $1,000,000. The Company has not paid, and does not currently anticipate paying compensation at these levels, and therefore, does not believe that these provisions will be relevant to the Company's executive compensation levels for the foreseeable future. However, see "Executive Compensation-Employment Contracts."




February 27, 1997                      COMPENSATION COMMITTEE


                                       William H. Burgess, Chairman
                                       Gerald D. Murphy
                                       Alan M. Wiener



            The Board of Directors of ARI, exclusive of Gerald D. Murphy, approved an employment agreement with Gerald D. Murphy described in "Executive Compensation -- Employment Contracts," partially to insure Mr. Murphy's continuing role as Chairman of the Board of Directors of ARI due to his extensive relationships with customers and banks of ARI and the need to maintain continuity in such relationships.

                             STOCK PRICE PERFORMANCE

            The graph below compares the cumulative total return on the Company's Common Stock with the cumulative total return of (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and (ii) the Total Return Index for Standard and Poor's Food Products Companies. The comparison covers the five-year period from April 1, 1992 to March 31, 1997, the end of the Company's 1997 fiscal year and assumes that $100 was invested at the beginning of the period in the Company's Common Stock and in each Index and that any dividends were reinvested.

            The stock price performance shown on the graph is not necessarily indicative of future price performance.


                                                Total return for the
                                                    NASDAQ Stock
                               ERLY                 Market - U.S.        S&P Food Products
Measurement Period        Industries Inc.             companies           Companies Index
- ------------------      -------------------    ----------------------    -----------------
At April 1, 1992              $100                      $100                     $100
FYE March 31, 1993              94                       115                      109
FYE March 31, 1994             135                       124                      101
FYE March 31, 1995             333                       138                      120
FYE March 31, 1996             299                       187                      151
FYE March 31, 1997             304                       208                      190


                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

            Executive officers and directors of the Company are required to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. The Company has reviewed such reports received by it and believes that, except as specified below, all of its executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended March 31, 1997 except as follows: Annual Report Form 5 to report the effect of the stock dividend in fiscal year ended March 31, 1997, was not timely filed for R.N. McCombs and a Form 4 to report a sale of stock in August 1996 was not timely filed by John S. Poole, Senior Vice President of ARI.


                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

            Deloitte & Touche LLP has been the Company's independent certified public accountants since the inception of the Company in 1964 and will continue to perform in this capacity for the coming year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so and will be available to respond to appropriate questions.


                                  OTHER MATTERS


            The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Annual Meeting, although it is possible that the Powell Group may bring up their proposal to expand the Board of Directors to seven persons or any other proposal described under "The Powell Group's Solicitation." However, if any other business shall properly come before the Annual Meeting, votes may be cast pursuant to the proxies solicited hereby in respect to such other business in accordance with the best judgment of the person or persons acting under the proxies and will be voted against any such proposals submitted by the Powell Group.

                           1998 SHAREHOLDER PROPOSALS


            Any proposal a shareholder of the Company wishes to have presented at the 1998 Annual Meeting of Shareholders in the Company's Proxy Statement as provided for in the Proxy Rules of the Securities and Exchange Commission must be received by the Company on or before ______ ___, 1998.



                                       By order of the Board of Directors



                                       Thomas A. Whitlock
                                       Vice President and
                                       Assistant Secretary



Los Angeles, California
September ___, 1997


PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED WHITE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED POSTAGE PREPAID ENVELOPE.

                                   APPENDIX A




                        PROPOSED AMENDMENT OF THE BYLAWS*



            Except as otherwise provided by the California General
Corporation Law or the Articles of Incorporation, each shareholder shall have one vote for each share held of record which has voting power upon the matter in question. In an election of directors, each directorship shall constitute a separate matter. At any election of directors, assuming a quorum is present, the candidates receiving the highest number of votes up to the number of directors to be elected shall be elected. This second paragraph of Section 6 of this Article II may not be changed, amended or eliminated without the approval of the holders of a majority of the outstanding shares.




              PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION



            SIXTH: Any action required or permitted to be taken by shareholders of this Corporation must be taken at a duly called annual meeting or special meeting of shareholders of the corporation and no action may be taken by the written consent of the shareholders.





- -------------------
*  Amending the second paragraph of Section 6 of Article II of the Bylaws.

                                    AMENDED

                                PRELIMINARY COPY

PROXY                         ERLY INDUSTRIES INC.                         PROXY
                              SHAREHOLDERS' PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned hereby appoints GERALD D. MURPHY and DOUGLAS A. MURPHY as Proxies, each of them with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the shares of Common Stock of ERLY Industries Inc. held on record by the undersigned on August 22, 1997, at the Annual Meeting of Shareholders to be held on September 26, 1997, or any adjournment thereof.



1. ELIMINATION OF CUMULATIVE VOTING: The adoption of an amendment to the Bylaws to eliminate cumulative voting.


                FOR [ ]         AGAINST [ ]         ABSTAIN [ ]



2. ELIMINATION OF SHAREHOLDERS ACTION BY WRITTEN CONSENT: The adoption of an amendment to the Articles of Incorporation to provide that actions required or permitted to be taken by the shareholders must be effected only at a duly called annual or special meeting of shareholders and not by written consent.



                FOR [ ]         AGAINST [ ]         ABSTAIN [ ]



3. ELECTION OF DIRECTORS: Election of Gerald D. Murphy, Douglas A. Murphy, William H. Burgess, Bill J. McFarland and Alan M. Wiener.


            FOR [ ]         WITHHELD [ ]         FOR ALL EXCEPT [ ]


    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below):
- --------------------------------------------------------------------------------


4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.


                          (Continued on reverse side.)

                         (Continued from reverse side.)



    This Proxy, when properly executed, will be voted in the manner directed herein. The individuals named above are authorized to vote in their discretion on any other matters that properly come before the meeting. With respect to Proposals 1 and 2, where no vote is specified, this proxy will be voted for such proposals. With respect to the election of directors (Proposal 3), where no vote is specified, or where the box FOR all nominees is marked a proxy will be cast at the discretion of the proxies named herein in order to elect as many nominees as believed possible under the then prevailing circumstances. If you withhold your vote for an individual nominee, all of your cumulative votes, if available, will be distributed among the remaining nominees at the discretion of the proxies.



    BY EXECUTING AND DATING THIS WHITE PROXY, ALL PREVIOUSLY EXECUTED PROXIES EXECUTED BY THE UNDERSIGNED SOLICITED BY ANYONE, INCLUDING THE COMPANY OR THE POWELL GROUP, IS HEREBY REVOKED.



                                                                           Dated: , 1997
                                                                           -----------------------
                                                                           Signature(s)
                                                                           IMPORTANT: Please sign
                                                                           exactly as name appears
                                                                           herein. When shares are
                                                                           held by joint tenants,
                                                                           both should sign. When
                                                                           signing as attorney,
                                                                           executor,
                                                                           administrator, trustee
                                                                           or guardian, please
                                                                           give full title as
                                                                           such. If a corporation,
                                                                           please sign in full
                                                                           corporate name by
                                                                           president or other
                                                                           authorized officer. If
                                                                           a partnership, please
                                                                           sign in partnership
                                                                           name by authorized
                                                                           person.



  PLEASE MARK, SIGN, DATE AND RETURN THIS WHITE PROXY CARD PROMPTLY USING THE

                               ENCLOSED ENVELOPE.